Exhibit 10.20

FIRST AMENDMENT TO THE

MIRANT CORPORATION DEFERRED COMPENSATION PLAN

Pursuant to the power to amend reserved in § 11.1 of the Mirant Corporation Deferred Compensation Plan (“Plan”), Mirant Corporation hereby amends the Plan to read as follows effective as of January 1, 2009:

§ 1

By amending § 1.21, Performance-Based Compensation, to add “and Code Section 409A” after “Code Section 162(m)” in such section.

§ 2

By amending § 1.26, Service, to read as follows:

“Service” means (i) with respect to an Employee, actual employment with the Participating Company or any Affiliate, and (ii) with respect to a Director, service as a member of the Board of Directors of the Company.

§ 3

By amending § 3.1 (a)(i), First Year of Participation, to read as follows:

First Year of Participation. A Director or an Employee shall have 30 days following the date such individual first becomes eligible to participate in this Plan in which to execute and deliver to the Committee a Deferral Election by which he or she elects to defer a designated percentage of Compensation to be earned during the portion of the Plan Year remaining after the Deferral Election is made and which, but for such Deferral Election, would be paid to Participant. However, if a Director or an Employee is a participant in any other deferred compensation plan required to be aggregated with this Plan under 409A when such Director or Employee first becomes eligible to participate in this Plan, the preceding sentence shall not apply. Such Director or Employee shall instead have until December 31 of the Plan Year in such Director or Employee first becomes eligible to participate in this Plan to execute and deliver a Deferral Election, which Deferral Election will be effective for the following Plan Year.

§ 4

By amending § 3.1 (b), Maximum Deferrals, to read as follows:

Maximum Deferrals. An eligible employee may make Deferrals of up to 100% of his or her Salary and/or Annual Bonus and up to 100% of other eligible forms of Compensation in any Plan Year (subject to the Company’s obligation to withhold FICA taxes and other authorized deductions with respect to such amounts). A Director may make Deferrals of up to 100% of his or her Director Fees in any Plan Year.

§ 5

By amending § 4.1(b), Payment Method and Timing, to substitute “less than or equal to the dollar limit under Code § 402(g)(1)(B)” for $25,000 or less” where such words appear in such section.

§ 6

By amending § 4.3, Subsequent Elections, to delete the phrase “from lump sum to annual installment payments” in § 4.3(i).

§ 7

By renaming and amending § 4.5, Distribution to Key Employees, to read as follows:

Distributions to Specified Employees. Notwithstanding any other provision of this Plan to the contrary, for purposes of Section 409A(a)(2)(A)(i) of the Code, in the case of a specified employee as determined in accordance with Section 409A of the Code and related guidance, in no event shall a benefit payment payable as a result of the Participant’s Termination of Service begin earlier than the date that is (6) months and one (1) day following the date of the Participant’s Termination of Service.

§ 8

By renaming and amending § 6.2(a), Unforeseeable Emergency Payments, to read as follows and by amending § 6.2(c), Deferrals, to capitalize the word “account” each time it appears in such section.

Distribution. The Account shall be reduced by any amounts distributed pursuant to Article 4 or Article 5 and allocable to the Account.

IN WITNESS WHERE, Mirant Corporation has caused this Amendment Number One to be executed by its duly authorized officer this 17th day of December, 2008.

Mirant Corporation

By:
Anne M. Cleary
SVP, Administration